EXHIBIT 99.1
Heartland Payment Systems 90 Nassau Street
Princeton, NJ 08542 888.798.3131
HeartlandPaymentSystems.com

Heartland Payment Systems Hosts Investor Day
Announces Full Year 2012 Expectations: Operating Margin of at least 20% and GAAP EPS of at least $1.56

Princeton, NJ - October 8, 2012 - Heartland Payment Systems®, Inc. (NYSE: HPY), one of the nation's largest payments processors, today announced at its Investor Day meeting that the Company now expects to achieve a full year 2012 operating margin of at least 20%, which will result in full year GAAP earnings per share of at least $1.56 given the current expectation of between $540 and $545 million in net revenue.

Bob Baldwin,Vice Chairman, in announcing the new guidance, said, “Our drive to improve the operating leverage in our business is producing excellent results, and we are pleased to announce our expectation that we will achieve a full year 2012 operating margin of at least 20% on net revenue, representing a 380 basis point improvement over the 2011 operating margin. Based on our previously announced expectations of between $540 and $545 million in net revenue this year, the 20% full year operating margin should generate full year GAAP earnings per share of at least $1.56. Our goal over the next five years is to achieve a 25% operating margin and to double the size of our business as articulated in the plans and strategy outlined at today's meeting.”

About Heartland Payment Systems
Heartland Payment Systems, Inc. (HPY), the sixth largest payments processor in the United States, delivers credit/debit/prepaid card processing, school solutions, loyalty marketing services, campus solutions, payroll and related business solutions and services to more than 250,000 business and education locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, (www.merchantbillofrights.org), a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more detailed information, visit www.HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events.  Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact:
Joe Hassett
Gregory FCA Communications
610-228-2110
Heartland_ir@gregoryfca.com